Exhibit 99.1

Executive Contact:	Investor Relations Contact:
Richard Vasek	Maureen McGarrigle
Chief Financial Officer	Director, Investor Relations
Rockford Corporation	Rockford Corporation
(480) 967-3565	(480) 517-3042

ROCKFORD CORPORATION ANNOUNCES FIRST QUARTER 2005 RESULTS

Reports Increased Sales and Positive Operating Income

     Tempe, Ariz., May 12, 2005/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the first quarter ended March 31, 2005.

     Net sales for the first quarter of 2005 increased 7.3% to $41.6 million compared to $38.7 million in the first quarter of 2004. Operating income for the quarter was $0.2 million compared to an operating loss of $(6.7) million in the same period of 2004, an improvement of $6.9 million. Net loss for the three months was $(0.6) million compared to a net loss of $(5.4) million in the same period of 2004, an improvement of $4.8 million. The net loss per share was $(0.07) for the first quarter of 2005 compared to $(0.60) loss per share for first quarter 2004.

     Gross margins in the first quarter of 2005 increased 930 basis points to 28.9% compared to 19.6% in the first quarter of 2004. The improvement in gross margins compared to the year-ago period was the result of continued efforts to reduce product costs as well as the elimination of the design delays, production startup issues and supply chain disruptions that Rockford suffered in the first quarter of 2004 when it introduced the new Rockford Fosgate product line.

     W. Gary Suttle, president and chief executive officer commented, “Results in the first quarter continued the positive trend that we experienced in the fourth quarter of 2004. We see momentum for our core products in the mobile audio aftermarket and the OEM market. We made significant progress in narrowing the loss at our bottom line, both by improving our gross margins, which reflects our continued operational recovery, as well as through reduced expenses, which reflects our renewed focus on our core business.”

     Operating expenses for the first quarter 2005 were $11.9 million or 28.6% of sales compared to the year-ago level of $14.3 million or 37.0% of sales.

     Inventories at March 31, 2005, decreased 14.4% to $29.1 million compared to $34.0 million at December 31, 2004.

     Mr. Suttle continued, “Improving our supply chain and right-sizing operating expenses are two of our main operational initiatives. Along with improving gross margins and inventory turns, these are the metrics we are focusing on closely in 2005. We will also continue to strive to take advantage of the sales opportunities that the market stabilization in our core mobile-audio business and our growing OEM business are providing.”

     Rockford’s outstanding balance on its asset-based credit facility at March 31, 2005 was $19.1 million. Rockford has satisfied the revised covenants established in the credit facility each month since November of 2004 including April 2005.

     Mr. Suttle concluded, “We are gratified that the difficult choices we made as part of the realignment we began in September 2004 are positioning us for a return to profitability and growth. We are reiterating our previously announced guidance for fiscal 2005 of break-even operating income and positive EBITDA.”

About Rockford Corporation

     Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate, Lightning Audio and Q-Logic brand names.

Forward-looking Statement Disclosure

     We make forward-looking statements in this press release including, without limitation, statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.

     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.

     Although Rockford’s operations have improved significantly in the last two quarters, Rockford has not yet returned to a net profit. Rockford’s core OEM and aftermarket sales channels appear to have stabilized, but increasing interest rates and economic uncertainty mean that there is a risk that the improvement will not be sustained. If Rockford’s operations fail to improve or if sales increases cannot be sustained, Rockford may not be able to achieve its financial and liquidity objectives. In this event, Rockford could be forced to seek one or more financing alternatives. These alternatives could include reducing or delaying capital expenditures, borrowing additional funds, restructuring indebtedness, selling additional assets, reducing expenditures for new product development, and cutting other costs. Some of these alternatives might not prove to be available on acceptable terms; others may substantially interfere with Rockford’s business and prospects. If it needs to take some or all of these actions, but is not able to do so, Rockford may not be able to satisfy its liquidity needs. Under such circumstances, Rockford might not be able to continue its business as currently anticipated.

     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 15, 2005. The risk factors noted throughout the report, particularly those identified in the discussion in Exhibit 99.9 to the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
Net sales	$41,567	$38,722
Cost of goods sold	29,539	31,115

Gross profit	12,028	7,607

Operating expenses	11,875	14,318

Operating income (loss)	153	(6,711)

Interest and other expense, net	745	592

Loss from continuing operations before income taxes	(592)	(7,303)
Income tax expense (benefit)	16	(2,837)

Loss from continuing operations	(608)	(4,466)
Discontinued operations:
Loss from discontinued operations, net of taxes	—	(937)

Net loss	$(608)	$(5,403)

Loss per common share:
Loss from continuing operations
Basic	$(0.07)	$(0.50)

Diluted	$(0.07)	$(0.50)

Loss from discontinued operations
Basic	$(0.00)	$(0.10)

Diluted	$(0.00)	$(0.10)

Net loss
Basic	$(0.07)	$(0.60)

Diluted	$(0.07)	$(0.60)

Shares used to calculate net loss per share:
Basic	9,233	9,014

Diluted	9,233	9,014

Rockford Corporation
Condensed Consolidated Balance Sheets (unaudited)
At March 31, 2005 and December 31, 2004
(In thousands)

	March 31,	December 31,
	2005	2004
ASSETS

Current assets:
Cash	$—	$—
Accounts receivable, net	36,454	33,195
Inventories	29,112	34,005
Prepaid expenses and other current assets	4,056	3,893

Total current assets	69,622	71,093

Property and equipment, net	5,622	6,407
Other assets	2,849	2,853

Total assets	$78,093	$80,353

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	11,844	15,594
Accrued warranty	2,825	2,902
Other accrued liabilities	8,528	9,131
Current portion of long term debt	20,960	18,204

Total current liabilities	44,157	45,831

Notes payable	11,737	11,937

Total liabilities	55,894	57,768

Shareholders’ equity:
Common stock	92	92
Additional paid-in-capital	37,614	37,329
Retained deficit	(15,929)	(15,321)
Accumulated other comprehensive income	422	485

Total shareholders’ equity	22,199	22,585

Total liabilities and shareholders’ equity	$78,093	$80,353

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